EXHIBIT (b)
                                June  28,  2001

Strictly  Confidential
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Gameco,  Inc.
1001  North U.S. Highway One, No. 710
Jupiter,  Florida  33477
Attention: Jeffrey P. Jacobs, President

Dear  Jeff:

     You  have  engaged  U.S.  Bancorp  Libra  ("Libra"),  to  act as merger and
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acquisition  advisor  and placement agent in connection with, among other things the acquisition of (i) 100% of the voting stock of Black Hawk Gaming & Development, Inc. ("BHWK"), (ii) 100% of the voting stock of Colonial Holdings,
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Inc.  ("CHLD"),  and  (iii)  certain  Louisiana-based  truck  stop  video  poker
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operations  (the  "Louisiana  Assets"),  by you or any affiliated entity of you,
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including  Gameco,  Inc.,  whether  currently  existing  or formed in the future
(collectively,  the  "Company").  In this letter the acquisition of the stock of
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BHWK  is  referred to as the "BHWK Acquisition," the acquisition of the stock of
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CHLD  is referred to as the "CHLD Acquisition," the acquisition of the Louisiana
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Assets is referred to as the "Louisiana Acquisition," and collectively, the BHWK
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Acquisition,  the CHLD Acquisition and the Louisiana Acquisition are referred to as  the  "Acquisitions."
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     We  understand  that the cash proceeds to be paid to equity holders of BHWK in connection with the BHWK Acquisition will total approximately $40.0 million, the cash proceeds to be paid to equity holders of CHLD in connection with the CHLD Acquisition will total approximately $4.0 million. We also understand that the total amount of funds necessary to effect the Acquisitions, to refinance the existing indebtedness of BHWK and CHLD, to pay all fees and expenses incurred in connection therewith and to provide for ongoing working capital of BHWK, CHLD and the Company will be provided through the issuance of debt securities (the "Securities") and a super senior credit facility. It is our understanding that
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other  than  indebtedness  under  the  Company's proposed credit facility, bonds issued in a financing with the Black Hawk Business Improvement District, a subordinated note owed to a seller of the Louisiana Assets and the Securities, none of the Company, BHWK or CHLD will have other indebtedness for money borrowed after giving effect to the Acquisitions. You have asked us to assist you in negotiating and structuring the BHWK Acquisitions and CHLD Acquisitions and the sale or placement of up to $130 million aggregate principal amount of the Securities to be issued by the Company.

     As you know, U.S. Bancorp Libra is the leveraged finance investment banking division of U.S. Bancorp Investments, Inc., which itself is a subsidiary of U.S.


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Bancorp,  one  of  the  nation's  largest  bank holding companies with over $160 billion in assets. U.S. Bancorp, which provides a full range of commercial banking services, is headquartered in Minneapolis, Minnesota and also owns U.S. Bancorp Piper Jaffray, a loading middle market investment banking firm also based in Minneapolis.

     Based on our understanding of the Acquisitions as summarized above and current market conditions, and subject to the conditions set forth below, we are highly confident of our ability to sell or place the Securities to be offered by the Company. It is currently contemplated that the Securities will consist of debt securities or other funded indebtedness (including, without limitation, any secured, unsecured, senior or subordinated debt). The structure, covenants and terms of the Securities will be as determined by us and prospective investors in consultation with and acceptable to the Company based on market conditions at the time of the offering or placement and on the structure and documentation of the Acquisitions.

     Our confidence in our ability to consummate the sale or placement of the Securities is subject to:

          (i) the reorganization of the Company being completed as set forth in the memorandum dated May 14, 2001, from Baker & Hostetler LLP titled "Diversified Opportunities/Gameco Reorganization" on substantially the terms described to us;

          (ii) the BHWK Acquisition being completed on the terms and conditions set forth in the Agreement and Plan of Merger dated as of April 25, 2001 among BHWK, Gameco, Inc. and BH Acquisition, Inc.;

          (iii) the CHLD Acquisition being completed on the terms and conditions set forth in the Agreement and Plan of Merger dated as of _________________ among CHLD, Gameco, Inc. and _________________;

          (iv) the Louisiana Acquisition being completed on terms and conditions satisfactory to us;

          (v) the delivery of audited financial statements for BHWK for the years ended December 31, 2000; 1999 and 1998, accompanied by an unqualified opinion issued by a nationally recognized accounting firm, with the results of the audit not disclosing any material adverse changes from the BHWK information previously provided;


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          (vi) the  delivery  of unaudited financial statements for BHWK for any interim period in the form required by the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively the "Securities Act"), with such unaudited financial statements not disclosing any material adverse changes from the audited financial statements for the year ended December 31, 2000;

          (vii) the delivery of audited financial statements for CHLD for the years ended December 31, 2000, 1999 and 1998, accompanied by an unqualified opinion issued by a nationally recognized accounting firm, with the results of the audit not disclosing any material adverse changes from the CHLD information previously provided;

          (viii) the delivery of unaudited financial statements for CHLD for any interim period in the form required by the Securities Act, with such unaudited financial statements not disclosing any material adverse changes from the audited financial statements for the year ended December 31, 2000;

          (ix) the delivery of audited financial statements for the Louisiana Assets for the years ended December 31, 2000, accompanied by an unqualified opinion issued by a nationally recognized accounting firm, with the results of the audit not disclosing any material adverse changes from the Company information previously provided;

          (x) the delivery of unaudited financial statements for the Louisiana Assets for any interim period in the form required by the Securities Act, with such unaudited financial statements not disclosing any material adverse changes from the audited financial statements for the year ended December 31, 2000;

          (xi) the delivery of pro forma financial statements for BHWK, CHLD, the Louisiana Assets and the Company after giving effect to the Acquisitions, satisfactory to us and in the form required by the Securities Act;

          (xii) the execution and delivery of definitive debt financing agreements and related documents, all on terms and conditions satisfactory in form and substance to us and prospective investors;


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          (xiii) there  being  no  material  adverse  change  in  the business, condition (financial or otherwise), results of operations, management, employees, labor relations, prospects, or liabilities, of BHWK. CHLD, the Louisiana Assets or the Company from and after the date of this letter;

          (xiv) there being no pending or threatened claim, suit or proceeding by any governmental or regulatory authority which we shall reasonably determine would have a material adverse effect on the business, property, assets, liability, condition (financial or otherwise), or prospects of BHWK, CHLD, the Louisiana Assets or the Company;

          (xv) the existence of satisfactory market conditions for new issuances of similar securities and in the credit markets and securities markets in general, in our sole judgment;

          (xvi) the receipt of all necessary governmental, regulatory or third party approvals or consents with respect to the Acquisitions and the sale of the Securities, including the requisite approvals of the Nevada, Colorado, Virginia and Louisiana Gaming Commissions;

          (xvii) our having a reasonable time to market the Securities based on our experience in comparable transactions and existing market conditions;

          (xviii) these having occurred no change or proposed change in federal, state or local law that could reasonably be expected to adversely affect the economic consequences, including tax treatment, the Company contemplates deriving from the Acquisitions; and

          (xix) completion of our continuing due diligence, with results acceptable to us in our sole and absolute discretion and confirmed by prospective investors, concerning the business, operations, management, employee, customers, facilities, prospects, legal standing, liabilities (including environmental), financial projections and historical financial results of BHWK, CHLD, the Louisiana Assets and the Company.

     provided, however, that we anticipate that we will be able to sell or place approximately $100 million of the Securities even if the CHLD Acquisition is not completed and the conditions set forth above related to the CHLD Acquisition are not satisfied.


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     Our  conclusion  stated  above  is  based  on conversations with members of management of the Company, BHWK and CHLD, and our review of certain other studies, analyses, investigations and information as we have deemed appropriate, all of which were provided to us by you or on your behalf by your agents, advisors or consultants or which are publicly available.

     We have not conducted a detailed investigation of any of the foregoing materials or of the information on which such materials were based, nor have we independently verified the accuracy of any of the information contained therein. Please note that this letter is not and should not be construed as a commitment to purchase or place the Securities or any other securities of the Company or its affiliates.

     This letter is solely for your benefit and may not be relied upon by any other person or entity. This letter shall be treated as confidential and may not be used, circulated, quoted or otherwise referred to in any document or otherwise disseminated, nor shall any public reference to this letter be made, except with our prior written consent, which may be withheld in our sole and absolute discretion; provided, that, we agree that this letter may be referred to in the proxy statements and/or the Schedules 13E-3 relating to the Acquisitions to be prepared by BHWK and CHLD, in such manner as BHWK, CHLD and Libra shall agree. Notwithstanding the foregoing, this letter may be delivered to the Boards of Directors of BHWK and CHLD provided, that, the members of such Boards are apprised of the confidential nature of this letter and agree to treat the letter as confidential.

                                      Very truly yours,

                                      U.S. BANCORP LIBRA,
                                      a Division of U.S. Bancorp
                                      Investments, Inc.

                                      By:  /s/  Gregory  Bousquette
                                         ------------------------------------
                                          Gregory  Bousquette
                                          Managing  Director


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